Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
FuelCell Energy, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-181021, No. 333-177045, and No. 333-166164) and on Form S‑3 (No. 333-189185, No. 333-187290, No. 333-185221, No. 333-164412 and No. 333-166565) of FuelCell Energy, Inc. of our report dated January 6, 2014, with respect to the consolidated balance sheets of FuelCell Energy, Inc. and subsidiaries as of October 31, 2013 and 2012 and the related consolidated statements of operations and comprehensive income (loss), changes in (deficit) equity, and cash flows for each of the years in the three-year period ended October 31, 2013 and the effectiveness of internal control over financial reporting as of October 31, 2013, which report appears in the October 31, 2013 annual report on Form 10-K of FuelCell Energy, Inc.
/s/ KPMG LLP
Hartford, Connecticut
January 6, 2014